EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces Second Quarter 2013 Earnings

•	Record quarterly earnings per share of $2.17.

•	Net income increased by 26% vs Q2 2012 and 18% vs Q1 2013.
Westlake Chemical Corporation (NYSE: WLK) today reported record net income of $145.8 million, or $2.17 per diluted share, on net sales of $939.0 million for the quarter ended June 30, 2013. This represents an increase in net income of $30.3 million, or $0.45 per diluted share, compared to the quarter ended June 30, 2012 net income of $115.5 million, or $1.72 per diluted share, on net sales of $914.0 million. Net sales for the second quarter of 2013 increased by $25.0 million compared to net sales for the second quarter of 2012, mainly attributable to higher sales volumes for building products, PVC resin and caustic, partially offset by lower feedstock and ethylene sales volumes. Income from operations was $235.2 million for the second quarter of 2013 as compared to $171.0 million for the second quarter of 2012. Income from operations for the second quarter of 2013 benefited primarily from improved olefins and vinyls integrated product margins predominantly due to lower feedstock costs as compared to the second quarter of 2012. Industry ethane prices declined 32.4% and industry propane prices declined 6.5% in the second quarter of 2013 as compared to the second quarter of 2012. Income from operations for the second quarter of 2013 was negatively impacted by non-recurring costs of $5.7 million, or $0.05 per diluted share, after tax related to the Company's acquisition of CertainTeed Corporation's pipe and foundation business ("PFG"), which closed in the second quarter of 2013.
Second quarter 2013 net income of $145.8 million, or $2.17 per diluted share, increased from the $123.3 million, or $1.84 per diluted share, reported by the Company in the first quarter of 2013. Second quarter 2013 sales of $939.0 million increased $74.4 million compared to sales of $864.6 million in the first quarter of 2013. The increase in sales was largely due to higher sales volumes for PVC resin, building products and caustic. Second quarter 2013 income from operations of $235.2 million increased by $41.2 million over the income from operations in the first quarter of 2013 of $194.0 million. Income from operations in the second quarter of 2013 benefited from higher sales prices for polyethylene and PVC resin and higher sales volumes for most of our major vinyls products as compared to the first quarter of 2013. Income from operations for the first quarter of 2013 was negatively impacted by the lost production and costs associated with the turnaround and expansion of one of our Lake Charles ethylene units.
For the six months ended June 30, 2013, net income was $269.2 million, or $4.01 per diluted share, on net sales of $1,803.7 million. This represents an increase in net income of $65.9 million, or $0.98 per diluted share, from the six months ended June 30, 2012 net income of $203.3 million, or $3.03 per diluted share, on net sales of $1,948.8 million. Net sales for the six months ended June 30, 2013 decreased by $145.1 million compared to the prior year period mainly due to lower feedstock, ethylene and ethylene co-products sales volumes, partially offset by higher sales volumes for PVC resin and building products and higher caustic sales prices and sales volume. Income from operations was $429.3 million for the six months ended June 30, 2013 as compared to $316.6 million for the six months ended June 30, 2012. The increase in income from operations was primarily attributable to higher olefins and vinyls integrated product margins as compared to the prior year period, predominantly due to a significant decrease in feedstock costs as industry ethane prices decreased 45.4% and industry propane prices decreased 20.8% during the first six months of 2013 as compared to the first six months of 2012.

i

Albert Chao, President and Chief Executive Officer, stated, "We are pleased to report record quarterly earnings largely driven by lower cost natural-gas based ethylene production resulting from North American shale gas and oil production. In addition, our Vinyls segment continues to improve as the U.S. economy slowly recovers. We continue to make progress on our integration strategy with the completion of the expansion of one of our ethylene crackers at our Lake Charles, Louisiana site and the acquisition of a specialty PVC pipe business in the first half of 2013. Our planned completion of a new chlor-alkali plant in Geismar, Louisiana in the fourth quarter of this year, and the conversion to ethane feedstock and expansion of our ethylene and PVC capacity in Calvert City, Kentucky in 2014 are expected to further improve the profitability of our Vinyls segment."
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $275.3 million for the second quarter of 2013 increased $51.5 million compared to EBITDA of $223.8 million for the second quarter of 2012. EBITDA for the second quarter of 2013 increased $42.4 million compared to the $232.9 million reported in the first quarter of 2013. A reconciliation of EBITDA to net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $255.5 million in the first six months of 2013. Capital expenditures for the first six months of 2013 were $297.9 million. In addition, in the second quarter of 2013 the Company acquired PFG for $175.0 million, subject to a post-closing working capital adjustment. As of June 30, 2013, our cash, cash equivalents and current marketable securities totaled $655.5 million, and our long-term debt was $763.8 million.

OLEFINS SEGMENT
Income from operations increased by $31.8 million to $187.7 million in the second quarter of 2013 from $155.9 million in the second quarter of 2012. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period, primarily as a result of significantly lower feedstock costs.
Income from operations for the second quarter of 2013 for the Olefins segment was $187.7 million, an increase of $26.7 million from the $161.0 million reported in the first quarter of 2013. Income from operations in the second quarter of 2013 benefited from higher integrated margins primarily as a result of higher sales prices for polyethylene, and higher ethylene sales volumes compared to the first quarter of 2013, which was partially offset by lower polyethylene sales volumes. The first quarter of 2013 was negatively impacted by the lost production and costs associated with the turnaround and expansion of one of our ethylene units in Lake Charles.
Income from operations increased by $63.6 million to $348.7 million for the six months ended June 30, 2013 from $285.1 million for the six months ended June 30, 2012. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period. Margins improved primarily as a result of lower feedstock costs, which were only partially offset by lower sales prices. Income from operations for the six months ended June 30, 2013 was negatively impacted by the lost production and the expensing of $19.9 million related to unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of one of our ethylene units in Lake Charles.

VINYLS SEGMENT
Income from operations increased by $30.3 million to $52.9 million in the second quarter of 2013 from $22.6 million in the second quarter of 2012. This increase was primarily driven by higher vinyls integrated product margins largely resulting from lower feedstock costs and higher sales volumes for all major products as compared to the prior year period, partially offset by the non-recurring costs related to the PFG acquisition. The second quarter 2012 income from operations was negatively impacted by an unscheduled shut down of our Geismar vinyls complex in March 2012 and the expensing of costs associated with that event.
The Vinyls segment reported income from operations of $52.9 million in the second quarter of 2013, an improvement of $9.2 million compared to the income from operations of $43.7 million in the first quarter of 2013. The improvement was primarily due to higher sales volumes for PVC resin, building products and caustic as well as higher sales prices for PVC resin, which were partially offset by lower ethylene co-product sales prices, when compared to the first quarter of 2013.
Income from operations increased by $52.9 million to $96.6 million for the six months ended June 30, 2013 from $43.7 million for the six months ended June 30, 2012. This increase was predominantly driven by lower feedstock costs and higher sales volumes for all major products as compared to the six months ended June 30, 2012. The Vinyls segment's operating results for the first six months of 2012 were negatively impacted by the lost production, lost sales and unabsorbed manufacturing and other costs associated with the unscheduled shut-down of our Geismar vinyls complex.

The statements in this release relating to matters that are not historical facts, including statements regarding the planned completion of a new chlor-alkali plant and the conversion to ethane feedstock and expansion of our ethylene and PVC capacity in Calvert City, Kentucky and the expected further improvement in profitability of the Vinyls segment, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013, and to Westlake's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 7, 2013.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2013 results will be held Tuesday, July 30, 2013 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 383-8009, or (617) 597-5342 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 729 58 512.
A replay of the conference call will be available beginning one hour after its conclusion until 1:00 p.m. Eastern Time on Tuesday, August 6, 2013. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 966 27 066.
The conference call will also be available via webcast at http://phx.corporate-ir.net/phoenix.zhtml?c=180248&p=IROL-EventDetails&EventID=4985961 and the earnings release can be obtained via the company's Web page at: http://www.westlake.com/fw/main/IR-Home-Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands of dollars, except per share data)
Net sales	$939,047	$913,958	$1,803,694	$1,948,825
Cost of sales	665,560	712,062	1,302,398	1,574,292
Gross profit	273,487	201,896	501,296	374,533
Selling, general and administrative expenses	38,260	30,918	72,014	57,930
Income from operations	235,227	170,978	429,282	316,603
Interest expense	(5,343)	(11,571)	(11,624)	(23,748)
Gain from sales of equity securities	—	15,952	—	15,952
Other (expense) income, net	(95)	1,107	3,424	2,454
Income before income taxes	229,789	176,466	421,082	311,261
Provision for income taxes	83,973	60,965	151,919	107,947
Net income	$145,816	$115,501	$269,163	$203,314
Earnings per share:
Basic	$2.18	$1.73	$4.02	$3.05
Diluted	$2.17	$1.72	$4.01	$3.03

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2013	December 31, 2012
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$625,501	$790,078
Marketable securities	29,969	124,873
Accounts receivable, net	475,638	400,159
Inventories	427,139	399,298
Other current assets	42,876	37,005
Total current assets	1,601,123	1,751,413
Property, plant and equipment, net	1,785,574	1,510,048
Other assets, net	321,638	150,735
Total assets	$3,708,335	$3,412,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$394,456	$398,510
Long-term debt	763,820	763,761
Other liabilities	437,573	377,669
Total liabilities	1,595,849	1,539,940
Stockholders' equity	2,112,486	1,872,256
Total liabilities and stockholders' equity	$3,708,335	$3,412,196

v

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(In thousands of dollars)
Cash flows from operating activities
Net income	$269,163	$203,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,566	71,177
Deferred income taxes	60,425	6,720
Other balance sheet changes	(149,674)	34,935
Net cash provided by operating activities	255,480	316,146
Cash flows from investing activities
Acquisition of business	(178,309)	—
Additions to equity investments	(6,113)	—
Additions to property, plant and equipment	(297,873)	(140,568)
Construction of assets pending sale-leaseback	(136)	(1,760)
Proceeds from disposition of assets	62	415
Proceeds from repayment of loan to affiliate	167	596
Proceeds from sales and maturities of securities	209,785	46,027
Purchase of securities	(114,881)	(2,961)
Settlements of derivative instruments	(1,588)	511
Net cash used for investing activities	(388,886)	(97,740)
Cash flows from financing activities
Capitalized debt issuance costs	—	(98)
Dividends paid	(25,120)	(9,838)
Proceeds from exercise of stock options	2,656	4,508
Repurchase of common stock for treasury	(13,283)	(10,784)
Utilization of restricted cash	—	75,975
Windfall tax benefits from share-based payment arrangements	4,576	6,468
Net cash (used for) provided by financing activities	(31,171)	66,231
Net (decrease) increase in cash and cash equivalents	(164,577)	284,637
Cash and cash equivalents at beginning of the period	790,078	825,901
Cash and cash equivalents at end of the period	$625,501	$1,110,538

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands of dollars)
Net external sales
Olefins	$623,341	$672,719	$1,206,186	$1,404,990
Vinyls	315,706	241,239	597,508	543,835
	$939,047	$913,958	$1,803,694	$1,948,825
Income (loss) from operations
Olefins	$187,661	$155,891	$348,719	$285,098
Vinyls	52,906	22,583	96,569	43,665
Corporate and other	(5,340)	(7,496)	(16,006)	(12,160)
	$235,227	$170,978	$429,282	$316,603
Depreciation and amortization
Olefins	$26,554	$24,070	$49,900	$47,833
Vinyls	13,534	11,589	25,418	23,098
Corporate and other	122	124	248	246
	$40,210	$35,783	$75,566	$71,177
Other income (expense), net
Olefins	$1,151	$1,001	$5,162	$1,957
Vinyls	(520)	(272)	(946)	(31)
Corporate and other	(726)	378	(792)	528
	$(95)	$1,107	$3,424	$2,454

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2013	2012	2013	2012
	(In thousands of dollars)
EBITDA	$232,930	$275,342	$223,820	$508,272	$406,186
Less:
Provision for income taxes	67,946	83,973	60,965	151,919	107,947
Interest expense	6,281	5,343	11,571	11,624	23,748
Depreciation and amortization	35,356	40,210	35,783	75,566	71,177
Net income	123,347	145,816	115,501	269,163	203,314
Changes in operating assets and liabilities	(36,561)	(37,547)	89,140	(74,108)	106,112
Deferred income taxes	29,466	30,959	5,929	60,425	6,720
Net cash provided by operating activities	$116,252	$139,228	$210,570	$255,480	$316,146

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2013 vs. Second Quarter 2012		Second Quarter 2013 vs. First Quarter 2013
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+0.5%	-7.8%	+5.2%	+1.8%
Vinyls	-0.2%	+31.1%	-0.5%	+12.5%
Company	+0.3%	+2.5%	+3.3%	+5.3%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
Ethane (cents/lb)	13.6	11.4	9.5	8.7	9.2
Propane (cents/lb)	23.1	21.2	20.9	20.5	21.6
Ethylene (cents/lb) (2)	59.0	52.1	54.3	63.3	58.5
Polyethylene (cents/lb) (3)	95.0	91.3	91.7	97.3	100.0
Styrene (cents/lb) (4)	73.8	77.7	82.3	85.9	81.8
Caustic soda ($/short ton) (5)	547.5	579.2	602.5	602.5	625.8
Chlorine ($/short ton) (6)	267.5	262.5	255.0	255.0	255.0
PVC (cents/lb) (7)	55.5	52.5	56.5	59.2	62.2
________________

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.